Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)
Director of Investor Relations and
Corporate Communications

Compass Minerals Lowers Interest Expense through New Term Loan

OVERLAND PARK, Kan. (May 21, 2012) – Compass Minerals (NYSE: CMP) has amended and restated its senior secured credit facility and refinanced its three senior secured term loan tranches into a single new term loan.  The new $387 million term loan carries an interest rate of 1.75 percent over LIBOR, which will reduce the company’s interest expense by approximately $2 million per year, and extends the company’s average bank debt maturity by approximately 30 months to 2017.

“Compass Minerals’ portfolio of resilient businesses consistently generates strong cash flow that facilitates our access to low-cost capital,” said Jamie Standen, Compass Minerals treasurer.  “Not only does this refinancing extend the maturity of our debt and thereby improve our capital structure, it will also lower our cost of borrowing going forward.”

Earlier this month, both Moody’s Investors Service and Standard & Poor’s affirmed the company’s Corporate Family Ratings of Ba1 and BB+ respectively.  Both rating agencies maintain a stable outlook.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K. For more information, visit www.compassminerals.com

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.